Exhibit 99.1

Strongbridge Biopharma plc Announces New Employment Inducement Awards

Dublin, Ireland and Trevose, Pa., July 19, 2019 – Strongbridge Biopharma plc, (Nasdaq: SBBP), a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs, today announced that it has approved inducement equity awards to eight individuals who have recently become, or are expected to become, employees of the Company.

The inducement awards are being made in the form of non-qualified stock options to purchase an aggregate of 208,500 ordinary shares of the Company and restricted stock units (RSUs) representing 17,000 ordinary shares of the Company, and are being made as a material inducement to these individuals to enter into employment with the Company pursuant to NASDAQ Listing Rule 5635(c)(4).

The exercise price for each of the options is equal to the closing price of the Company’s ordinary shares on the grant date. One quarter of each of the options will vest on the one-year anniversary of the grant date of such option and the remaining three quarters will vest in 12 equal quarterly installments following the one-year anniversary of the grant date, subject to the employee’s continuous employment with the Company. The options will have a ten-year term. The RSUs will vest on the two-year anniversary of the grant date, subject to the employee’s continuous employment with the Company. The options and RSUs will be subject to the terms and conditions of the Company’s 2017 Inducement Plan, pursuant to which the options and RSUs have been granted.

About Strongbridge Biopharma

Strongbridge Biopharma is a global commercial-stage biopharmaceutical company focused on the development and commercialization of therapies for rare diseases with significant unmet needs. Strongbridge’s rare endocrine franchise includes RECORLEV™ (levoketoconazole), a cortisol synthesis inhibitor currently being studied in Phase 3 clinical studies for the treatment of endogenous Cushing’s syndrome, and veldoreotide extended release, a pre-clinical next-generation somatostatin analog being investigated for the treatment of acromegaly and potential additional applications in other conditions amenable to somatostatin receptor activation. Both RECORLEV and veldoreotide have received orphan drug designation from the FDA and the European Medicines Agency. The Company’s rare neuromuscular franchise includes KEVEYIS® (dichlorphenamide), the first and only FDA-approved treatment for hyperkalemic, hypokalemic, and related variants of primary periodic paralysis. KEVEYIS has orphan drug exclusivity in the United States.

Contacts:

Corporate and Investor Relations
Strongbridge Biopharma plc
Marcy Nanus
+1 610-263-2252
m.nanus@strongbridgebio.com

Media Relations
Elixir Health Public Relations
Lindsay Rocco
+1 862-596-1304
lrocco@elixirhealthpr.com